Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-266060) of our report dated March 15, 2022 with respect to our audits of the consolidated financial statements of Belite Bio, Inc as of December 31, 2021 and 2020, which is included in its Annual Report on Form 20-F, filed with the Securities and Exchange Commission. We were dismissed as auditor on December 12, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in this Form 20-F for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York
March 31, 2023